Exhibit 99.1

SAKS INCORPORATED ANNOUNCES AUGUST COMPARABLE

STORE SALES INCREASE OF 18.2%

	Contact:	Julia Bentley
(865) 981-6243
FOR IMMEDIATE RELEASE		www.saksincorporated.com

New York, New York (September 6, 2007)—Retailer Saks Incorporated (NYSE: SKS) (the “Company”) today announced that owned sales totaled $213.5 million for the four weeks ended September 1, 2007 compared to $178.2 million for the four weeks ended August 26, 2006, a 19.9% increase. Comparable store sales increased 18.2% for the four-week period.

On a year-to-date basis, for the seven months ended September 1, 2007, owned sales totaled $1,687.2 million compared to $1,452.6 million for the seven months ended August 26, 2006, a 16.1% increase. Comparable store sales increased 14.4% for the seven-month period.

For August, nearly all merchandise categories at Saks Fifth Avenue performed well. The strongest categories for the month were women’s shoes; handbags; men’s apparel, accessories, and shoes; women’s designer apparel and modern collections; and fine jewelry. Saks Direct and Off 5th also performed well for the month.

As previously disclosed, management expects comparable store sales growth of high-single digits in the aggregate for the fall season. The Company previously disclosed that, due to the retail calendar shift and promotional adjustments, it expected to see outsized comparable store sales growth in August and expects to see outsized comparable store sales growth in September and November and below-average comparable store sales growth in October and December.

Saks Incorporated currently operates Saks Fifth Avenue, which consists of 54 Saks Fifth Avenue stores, 49 Saks Off 5th stores, and saks.com. The Company also operates Club Libby Lu specialty stores.

Forward-looking Information

The information contained in this press release that addresses future results or expectations is considered “forward-looking” information within the definition of the Federal securities laws. Forward-looking information in this document can be identified through the use of words such as “may,” “will,” “intend,” “plan,” “project,” “expect,” “anticipate,” “should,” “would,” “believe,” “estimate,” “contemplate,” “possible,” and “point.” The forward-looking information is premised on many factors, some of which are outlined below. Actual consolidated results might differ materially from projected forward-looking information if there are any material changes in management’s assumptions.

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The forward-looking information and statements are or may be based on a series of projections and estimates and involve risks and uncertainties. These risks and uncertainties include such factors as: the level of consumer spending for apparel and other merchandise carried by the Company and its ability to respond quickly to consumer trends; adequate and stable sources of merchandise; the competitive pricing environment within the retail sector; the effectiveness of planned advertising, marketing, and promotional campaigns; favorable customer response to relationship marketing efforts of proprietary credit card loyalty programs; appropriate inventory management; effective expense control; successful operation of the Company’s proprietary credit card strategic alliance with HSBC Bank Nevada, N.A.; geo-political risks; and changes in interest rates. For additional information regarding these and other risk factors, please refer to the Company’s filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended February 3, 2007, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K, which may be accessed via EDGAR through the Internet at www.sec.gov.

Management undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events, or otherwise. Persons are advised, however, to consult any further disclosures management makes on related subjects in its reports filed with the SEC and in its press releases.

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